EXHIBIT 10-S

                            NONCOMPETITION AGREEMENT


          This is an AGREEMENT entered into effective August 31, 1994 (the "Agreement"), between MOLINE PAINT MANUFACTURING CO. ("Moline"), a Delaware corporation, maintaining its principal offices in Moline, Illinois, as the surviving corporation of the merger between Guardsman Illinois, Inc., a newly formed Delaware corporation and Moline Paint Manufacturing Co., a Nevada corporation ("Predecessor Company"), and JAMES L. SADLER ("Mr. Sadler").

          The parties hereto have entered into an Agreement and Plan of Merger ("Merger Agreement") pursuant to which the Predecessor Company will be merged with and into Guardsman Illinois, Inc., the wholly owned subsidiary of Guardsman Products, Inc., a Delaware corporation ("Guardsman") which joins in this Agreement. Mr. Sadler is one of two shareholders of the Predecessor Company and this Agreement is entered into in connection with the Merger Agreement.

          To induce Guardsman and Moline to enter into the Merger Agreement and to consummate the transactions contemplated thereby, and to protect and preserve the business and goodwill of Predecessor Company to be acquired by Moline, Mr. Sadler has agreed not to compete with Moline for the period specified in this Agreement. Mr. Sadler acknowledges and agrees that the restrictive covenants assumed by Mr. Sadler in this Agreement are reasonable and essential to the business and goodwill of Predecessor Company to be acquired by Moline and the other benefits contemplated by the Merger Agreement.

     1. Covenant Not to Compete. Mr. Sadler covenants and agrees to perform and abide by the following covenants for a period of twelve (12) years from the date of this Agreement, Mr. Sadler shall have no investment (except as permitted below), involvement, or other connection whatsoever, directly or indirectly with any corporation, partnership, proprietorship, individual, or other business entity, that, during all or any part of the period in which Mr. Sadler has such investment, involvement, or other connection, manufactures, sells or distributes products competitive with or similar to those sold or in development by Predecessor Company at the Merger Date, or sold by Moline after the Merger Date ("Competitor") in any part of the Restricted Area, as defined below. Without limiting the generality of the foregoing, Mr. Sadler agrees that he shall not be or become a shareholder, partner, or other investor in, nor an officer, employee, consultant, adviser, or director of, nor a sales or other agent (whether independent or otherwise) or distributor for, a Competitor. Mr. Sadler further agrees that he shall not, either for himself or on behalf of a Competitor, directly or indirectly, divert or attempt to divert any business from Moline, solicit any current or past customer of Moline, or





                                      -67-
attempt to influence any customer of Moline to divert business from Moline. Mr. Sadler acknowledges that Moline will manufacture and distribute the products of the Predecessor Company and sell such products throughout the Restricted Area, and that the restrictive covenant hereby assumed by Mr. Sadler is essential to the business of the Company, its goodwill, and the other benefits contemplated by the Merger Agreement. Nothing contained in this Agreement shall prohibit Mr. Sadler from acquiring not more than five percent (5%) of the outstanding shares of any equity security of a Competitor listed for trading in the New York Stock Exchange, the American Stock Exchange, or quoted on the National Association of Securities Dealers Automated Quotation System. In this Agreement, "Restricted Area" means the United States, Canada and Mexico.

          If any court of competent jurisdiction shall at any time deem the foregoing time periods too lengthy or the scope of the covenants too broad, the restrictive time period shall be deemed to be the longest period permissible by law, and the scope shall be deemed to comprise the largest scope permissible by law under the circumstances. In such event, it is the parties' intent to protect and preserve the business and goodwill of the Predecessor Company acquired by Moline pursuant to the Merger Agreement and thus the parties agree and direct that the time period and scope of the foregoing covenants shall be the maximum permissible duration or scope. It is understood and agreed by Moline that the noncompete covenants of this Agreement are personal to Mr. Sadler, and shall not be binding upon any of Mr. Sadler's heirs or legal representatives.

     2. Noncompete Consideration. In consideration for the covenant not to compete set forth in this Agreement, Guardsman or Moline shall pay to Mr. Sadler the amount of Three Hundred Seventy Four Thousand Three Hundred Fifty Dollars ($374,350) per year during the first four (4) years of this Agreement, payable in equal monthly installments of approximately Thirty One Thousand One Hundred Ninety Six Dollars ($31,196) on the last day of each month during the first four (4) years of this Agreement, less any withholdings required by law or authorized by Mr. Sadler. In further consideration for the covenant not to compete set forth in this Agreement, Guardsman or Moline shall pay Mr. Sadler compensation at a rate of Two Hundred Ninety Two Thousand Seven Hundred Fifty Dollars ($292,750) per year during the final eight (8) years of this Agreement, payable in equal monthly installments of approximately Twenty Four Thousand Three Hundred Ninety Six Dollars ($24,396) on the last day of each month during the final eight (8) years of this Agreement, less any withholdings required by law or authorized by Mr. Sadler.

     3. Remedies. In the event that Mr. Sadler defaults in or breaches any of the covenants set forth in Section 1 of this Agreement (either actual or threatened), Guardsman or Moline shall be entitled to one or more of the following remedies, which shall be cumulative: (a) damages in an amount equal to the greater of (i) actual compensation wrongfully earned by Mr. Sadler as a result of such breach, or (ii) subject to the qualification set forth below, the value of consideration paid to Mr. Sadler as referenced in Section 2 or Section 5 of this Agreement; (b) injunctive or



                                      -68-
other equitable relief prohibiting Mr. Sadler from continuing to engage in such activities; (c) rights of set off against any amounts owed by Guardsman or Moline to Mr. Sadler under the Merger Agreement or otherwise; and (d) other legal and equitable remedies (including, without limitation, reimbursement of reasonable attorneys' fees) as may be available under law. Mr. Sadler recognizes and acknowledges that in the event of any default in, or breach of any of, the terms, conditions, or provisions of this Agreement (either actual or threatened) by Mr. Sadler, Guardsman's and Moline's remedies at law shall be inadequate. Accordingly, Mr. Sadler agrees that in the event of such a default, Guardsman or Moline shall be entitled to the remedies of specific performance and injunctive relief in addition to any and all other remedies and rights at law or in equity, and those rights and remedies shall be cumulative.

     4. Loyalty and Secrecy. Mr. Sadler agrees that during the term of this Agreement, without prior approval of the President of Moline and the President of Guardsman:

          (a) Mr. Sadler shall not, either for himself or on behalf of any other person, firm or corporation directly or indirectly, divert or attempt to divert from Guardsman or any of its subsidiaries any business whatsoever or attempt to so influence any customers of Guardsman or its affiliates with whom Mr. Sadler may have dealings;

          (b) Mr. Sadler shall not solicit or approach any employee of Guardsman or Moline or its affiliates for the purpose of inducing such employee to terminate his employment;

          (c) Mr. Sadler shall deliver to Guardsman or Moline and not keep or deliver to anyone else, any and all materials relating to Moline's, the Predecessor Company's or Guardsman's business including without limitation all customer lists, drawings, formulas, blueprints, notes, memoranda, specifications, devices and documents; and

          (d) Mr. Sadler agrees that during the term of this Agreement and forever thereafter, Mr. Sadler shall hold in strictest confidence, and not disclose to any person, firm, or corporation any information, manufacturing technique, process, formula, development or experimental work, work in process, business, trade secret, or any other secret or confidential matter relating to the products, sales or business of Moline, the Predecessor Company or Guardsman.

     5. Health Insurance. Guardsman and Moline agree to provide Mr. Sadler and his immediate family, at Guardsman's or Moline's expense, with health (including both medical and dental) insurance during the fifteen
(15) years following the date of this Agreement. Such health insurance shall (at the option of Guardsman) consist of coverage under the Moline or Guardsman group health insurance program, or consist of health coverage benefits essentially equivalent to the benefits granted to employees of





                                      -69-
Guardsman under the Guardsman health insurance program. In addition, during the fifteen (15) years following the date of this Agreement, Guardsman agrees to reimburse Mr. Sadler for reasonable expenses, up to an annual limit of Three Thousand Dollars ($3,000), incurred in connection with an annual physical examination for Mr. Sadler and his spouse at the Mayo Clinic consistent with past physical examinations at the Mayo Clinic to the extent such expenses are not covered by the above-described medical insurance.

     6. Unemployment Compensation. Mr. Sadler agrees not to claim unemployment compensation benefits against Moline or Guardsman during the term of this Agreement or at any time thereafter. If Mr. Sadler does claim unemployment compensation benefits against Moline or Guardsman, it is agreed that Moline or Guardsman may offset the amount of the unemployment benefits paid to him against payments which are to be provided to Mr. Sadler pursuant to this Agreement.

     7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan as applicable to contracts made and to be performed in the State of Michigan. Mr. Sadler irrevocably agrees and consents to the jurisdiction of the Circuit Courts for Kent County, Michigan, and the United States District Court for the Western District of Michigan incorporating Kent County for the resolution of claims, disputes, and controversies under this Agreement. Mr. Sadler hereby irrevocably waives any objection that he may now have or hereafter acquire to the laying of venue of any such action or proceeding brought in any of such courts and any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum. Mr. Sadler further agrees that a final judgment in any such action or proceeding brought in any such court shall be conclusive and binding upon him and may be enforced in any competent court located elsewhere.

     8. Binding Effect; Benefits. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the heirs and legal representatives of Mr. Sadler (except as otherwise provided herein) and the successors and authorized assigns of Guardsman and Moline. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement except as expressly indicated herein. All obligations of Guardsman and Moline set forth in this Agreement are joint and several.

     9. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid:








                                      -70-
          If to Moline:

               3033 Orchard Vista Drive, S.E.
               Suite 200
               Post Office Box 1521
               Grand Rapids, Michigan 49501-1521

               Attention:     President

          If to Mr. Sadler:

               Mr. James L. Sadler
               7310 37th Avenue
               Moline, Illinois 61265

     10. Waiver. Any of the terms of this Agreement may be waived only in a written agreement signed and authorized as described in Section 14 below. The failure of Guardsman or Moline at any time to require performance of any provision of this Agreement shall in no manner affect the right of Guardsman or Moline at a later time to enforce the same. No waiver of any condition or of any breach of any term contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of the condition or breach of the term or any other term set forth herein.

     11.  Severability.  Subject to the provisions of the last paragraph of
Section 1 of this Agreement, any provision or clause of this Agreement which shall be found to be contrary to Michigan law or otherwise unenforceable, in whole or in part, shall not effect the remaining terms of this Agreement, which shall be construed in such event as if the unenforceable provision or clause were absent from this Agreement. To protect the goodwill of Predecessor Company acquired by Moline, it is the intent of the parties that this Agreement be construed as broadly as possible.

     12. Assignment. This Agreement may not be assigned by either party; provided, however, that Moline may assign this Agreement to Guardsman.

     13. Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement.












                                      -71-

     14. Entire Agreement, Modification. This Agreement contains the entire agreement between the parties and supersedes any prior employment or other agreements between the parties or between Mr. Sadler and the Predecessor Company, whether written or oral, and any and all such agreements are hereby terminated. This Agreement may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any change is sought. Mr. Sadler understands and agrees that no officer or agent of Moline or Guardsman has any authority to make any amendment to this Agreement, or to agree to any additional or different term or condition of employment except by agreement in writing signed by an officer of Moline or Guardsman, with the approval of the Board of Directors.

     15. Termination. The Company may not terminate this Agreement for any reason, specifically including the death or disability of Mr. Sadler. In the event of the death of Mr. Sadler, the Company shall continue to make payments under Section 2 and Section 5 to Mr. Sadler's beneficiaries in the same manner and at the same times as such payments would have been made to Mr. Sadler. The term "beneficiaries" means the following persons or classes of persons, with the priority and in the order named, of which there shall be a member or members living on the respective dates that the payments are due and payable (herein called "Mr. Sadler's beneficiaries"):

          -    the beneficiary or beneficiaries designated by Mr.
     Sadler to receive payments pursuant to this Agreement by written documents delivered to Guardsman;

          -    Mr. Sadler's surviving spouse;

          - Mr. Sadler's children; provided, however, that the then living issue of any deceased child shall be deemed a survivor and shall take their parent's share by right of representation;

          -    the estate of Mr. Sadler.

     16.  Negotiations Between Parties.   The parties shall attempt in good
faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include (a) a statement of each party's position and a summary of arguments supporting that position, and (b) the name and title of the executive or other person who will represent that party and of any other person who will accompany them. Within thirty (30) days after delivery of the disputing party's notice, the representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All






                                      -72-
reasonable requests for information made by one party to the other will be honored. If the matter has not been resolved within sixty (60) days of the disputing party's notice, or if the parties fail to meet within thirty (30) days, either party may initiate mediation of the controversy or claim as provided hereinafter. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

     17.  Mediation.   If the dispute has not been resolved by negotiation
as provided herein, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Neutrals, with the assistance of CPR,
unless the parties agree otherwise.   If any party to this Agreement
initiates mediation in accordance with this Section, the other parties agree to participate in good faith in such mediation and further agree, with respect to matters subject to mediation, not to commence any lawsuit, other legal proceeding, or other form of alternate dispute resolution until the conclusion of the mediation in accordance with this Section.

     18.  Mediation and Litigation Expenses.    In any controversy, claim
or dispute arising out of, or relating to, this Agreement or any ancillary Agreements hereto or the method and manner of performance thereof or the breach thereof, the prevailing party in any litigation, mediation or other proceeding shall be entitled and awarded, in addition to any other relief, a reasonable sum as dispute resolution expenses. If neither party wholly prevails, then each party shall bear its own dispute resolution expenses. In determining what is a reasonable sum for dispute resolution expenses, the actual amount of attorneys' fees the prevailing party is obligated to pay its attorney or attorneys shall be presumed to be reasonable, which presumption is rebuttable, and the actual expenses incurred in the proceeding, including but not limited to travel expenses and loss of time of a party, shall be presumed to be reasonable, which presumption is rebuttable.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ATTEST:                            MOLINE PAINT MANUFACTURING
                                   CO.


By/s/ Edward D. Corlett            By/s/ Charles E. Bennett
  Edward D. Corlett                  Charles E. Bennett
  Secretary                          President and Chief Executive Officer









                                      -73-

WITNESS:


/s/ Harvey A. Levin                /s/ James L. Sadler
Harvey A. Levin                    James L. Sadler

ATTEST:                            GUARDSMAN PRODUCTS, INC.


By /s/ Edward D. Corlett           By /s/ Charles E. Bennett
   Edward D. Corlett                  Charles E. Bennett
   Secretary                          President and Chief Executive Officer










































                                      -74-